CERTIFICATE OF AMENDMENT OF AMENDMENT TO ARTICLES OF
                          INCORPORATION
                               of
                    FUJI INTERNATIONAL, INC.

I, Shawn F. Hackman, Esq., certifies that:

     1. The original articles were filed with the Office of the Secretary of State on April 30, 1998

     2.As of this date, there is no issued or outstanding stock.

     3. Pursuant to a Board of Directors meeting at which in excess of two-thirds voted in favor of the following amendment, the company hereby adopts the following amendments to the amendment of the Articles of Incorporation of this Corporation:

          First: Name of Corporation.

          The name of the corporation is Direction Technologies, Inc.
          (the "Corporation")


                              /s/       Shawn F. Hackman
                              Shawn F. Hackman, Incorporator/Sole
                              Director

                          Verification

State Of Nevada
                    SS
County Of Clark

      On December 28, 1998, personally appeared before me, a Notary Public, Shawn F. Hackman, Esq. who acknowledged that he executed the above instrument.



                                     By:
                                     /s/________________________
                                     ___
                                     Notary  Public  in  and  for said
                                     County and State